EXHIBIT 19

STATEMENT OF POLICY AND PROCEDURES CONCERNING INSIDER

TRADING IN THE SECURITIES OF CENTURY CASINOS, INC.

April 2024

This Statement sets forth the Policy and the Procedures of Century Casinos, Inc. (“Century”), designed to prevent illegal insider trading in the securities of Century Casinos, Inc. The term “insider trading” refers to the use of “material non-public information” both in trading (e.g., buying or selling) securities or in passing on or “tipping” such information to others.

The Policy and the Procedures apply to all members of the Board of Directors, officers, and employees of Century and its subsidiaries (collectively, “Century”). If, because of your position with Century, you must adhere to more restrictive or different trading procedures than those described below, or additional trading procedures to ensure compliance with Section 16 reporting obligations, any of the Chief Financial Officers of Century will notify you directly.

Our Policy:

•

If you possess “material non-public information” (explained below) about Century, you are prohibited from (1) trading Century securities, except pursuant to an approved trading Plan as discussed below, (2) engaging in any other action to take advantage of, or to communicate to others (“tip”), such information, or (3) entering into a trading Plan.

Our Procedures:

•	You must pre-clear all trades in Century securities, any trading Plan or any amendment to a trading Plan.
•	You absolutely cannot trade in Century securities during a “blackout period” except pursuant to an approved trading Plan.

Why We Need a Statement of Policies and Procedures:

The Securities and Exchange Commission (“SEC”) and federal prosecutors have aggressively enforced the federal insider trading and anti-fraud rules in recent years. The federal Insider Trading and Securities Fraud Enforcement Act of 1988 significantly increased the penalties for violations, as follows:

The penalties for an individual who engages in insider trading are:

•	disgorgement (payment to the government) of the profits made (or losses avoided) including profits (or losses avoided) by a "tippee",
•	a civil penalty of up to three times the profits gained or losses avoided by the trading,
•	a criminal penalty (no matter how small the profit) of up to $5 million,
•	a jail term of up to 20 years.

The penalties for a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent insider trading are:

•	a civil penalty of up to $1 million or three times the profit gained or loss avoided – whichever is greater,
•	a criminal penalty of up to $25 million.

The above penalties are cumulative (i.e., all of them can be imposed together) and can apply even if you have derived no monetary benefit from another’s actions. The SEC has imposed large penalties on “tippers” – even though they neither traded themselves nor received any money from the friends or relations to whom they “tipped” inside information.

The best way to protect yourself – as well as Century – is to follow at all times the Policy and the Procedures described in this Statement.

Important Considerations:

Both the Policy and the Procedures apply at all times. Your compliance with either the Policy or the Procedures does not automatically result in compliance with the other. The Policy and the Procedures apply to:

•	Century common stock, and
•	Any other securities valued by reference to the price of Century common stock except for certain option exercises and other items discussed below.

The Policy and the Procedures apply to your immediate family members, others living in your household, and any affiliated entities. You are responsible for their compliance as well as your own.

Century’s no trading and no tipping policy also applies if you possess “material non-public information” about a company other than Century that you have learned in the course of your employment at Century.

How to Pre-Clear Trades:

To pre-clear a trade, you must orally or in writing communicate the details (e.g. number of shares, whether you are buying or selling, who will effect the transaction, etc.) of your contemplated trade to a designated officer of Century. With the exception of the Chief Financial Officer, the designated officer for all employees, officers and members of the Board of Directors, is the Chief Financial Officer or Chief Accounting Officer. The designated officer for the Chief Financial Officer is any of the Chief Executive Officers. The designated officer will inform the Chief Executive Officers of the pre-clearance.

If the designated officer permits clearance of a trade in writing, you may proceed to complete the trade within 72 hours of the time the designated officer communicated the clearance to you. If you do not complete the trade within the 72-hour period or the details of your contemplated trade change, you must again follow the pre-clearance procedures and obtain a new clearance from the designated officer.

If you have not followed the pre-clearance procedure or the designated officer has not provided clearance for your trade, you may not trade Century securities, except pursuant to a pre-cleared trading Plan as described below.

Obtaining clearance from the designated officer does not guarantee your compliance with the “insider trading” laws. You must refrain from trading in Century securities if you possess material non-public information, regardless of whether you have obtained clearance.

How to Pre-Clear a Trading Plan - Exception for Transactions Pursuant to Certain Contracts, Instructions or Plans:

You may buy or sell Century securities pursuant to a 10b5-1 plan under the Securities Exchange Act of 1934, as amended(a “Plan”) regardless of whether you have material, non-public information as long as (i) the Plan is approved in writing in advance of any trades thereunder by the designated officer; (ii) the Plan has not since been revised or modified; and (iii) the Plan was entered into in good faith at a time when you were not aware of material non-public information or were subject to a blackout period, and further provided that you comply with the applicable cooling-off period provided for in such Plan prior to the first sale or purchase thereunder.  Prior to entering into any such Plan, you must provide a copy to the designated officer, who will approve your Plan in accordance with the pre-clearance policy stated above. Once your Plan has been put in place, all proposed modifications of the Plan must be provided to the designated officer for pre-clearance prior to implementation.

After your Plan has been put in place, purchases or sales of Century securities may proceed in accordance with the Plan even if you become aware of material non-public information. Modifications to Plans may only be made during open trading windows, and, for all other purposes of this policy including, without limitation, the requirement to obtain pre-clearance of Plans and the requirement to observe a new “cooling-off” period before reinstating transactions under the modified Plan, the modified Plan shall be deemed to be a new Plan. Anyone who terminates a Plan must promptly notify the designated officer in writing. You may not alter or deviate from the terms of the approved Plan, and you may not engage in any corresponding or hedging transactions.

Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to one “single-trade” plan, which is a Plan designed to effect an open market purchase or sale of the total amount of securities subject to the plan as a single transaction, in any 12-month period. In addition, subject to certain limited exceptions specified in Rule 10b5-1, you may not have multiple, overlapping Plans during the same period.

What is “Material” Non-Public Information?

“Material” information is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell a security. In practice, any important development affecting the business or financial condition of a company or that would affect the market price of its securities may be “material.”

Information about the following subjects is often regarded as “material”: company or major operating segment quarterly, annual or projected financial results; earnings estimates; changes in earnings estimates previously released by the company; expansion or curtailment of operations; impairments, write-downs or liquidity issues; major litigation; major personnel changes; unannounced government, regulatory or court actions that are likely to have an effect on a company; and significant acquisition, disposition or financing transactions, contract awards or cancellations.

“Non-public” information is any information that has not yet been disclosed to the public. This includes confidential analyses, financial information, business data and plans of Century.

When in doubt about whether information about the Company is material and non-public, any director, officer or employee of the Company should consult with the Chief Financial Officer before making any decision to disclose such information (other than to directors, officers or employees of the Company who need to know it) or to trade in or recommend securities to which the information relates.

Mandatory Blackout Periods:

Century will impose at least four mandatory no trading periods (called “blackout periods”) each year.

The four mandatory “blackout periods” will begin at 12:01 a.m. Mountain Time on the 15th day of the last month of each calendar quarter and end at 11:59 p.m. Mountain Time on the second business day after the public release of the quarterly or annual earnings. Additionally, Century may impose additional “blackout periods” from time to time as the Executive Committee of the Board of Directors deems necessary.

You (and members of your immediate family, others living in your household, and any affiliated entities) are prohibited from trading in Century securities during the “blackout periods” except pursuant to an approved trading Plan, and you may not enter into or amend a trading Plan during a blackout period. The purpose of “blackout periods” is to help prevent inadvertent violations and to avoid even the appearance of an improper transaction when “material” information has not yet been disclosed to the public.

There is an additional blackout period for directors and officers that prevents them from trading in Century’s securities at any time when employees are blacked out from trading in the Century 401(k) Plan. Although these sorts of blackouts are rare, we may impose them on occasion when administrative changes to the 401(k) Plan call for it. This blackout period complies with the requirements of Section 306 of the Sarbanes-Oxley Act of 2002. The SEC is authorized to adopt regulations clarifying the application of this section and authorize exceptions, such as for the purchase of shares in a dividend reinvestment plan. The extent of the 401(k) blackout is intended to conform with any future regulations issued by the SEC on this topic. In particular, trades in Century securities are permitted in a 401(k) blackout only to the extent that they are exempted by any future regulations.

Transactions Under Company Plans:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have Century withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

401(k) Plan. This Policy does not apply to purchases of Century stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Century stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Century stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Century stock fund balance, and (d) your election to prepay a plan loan if the prepayment will result in allocation of loan proceeds to the Century stock fund.

Gifts:

Bona fide gifts of securities are also not trading transactions subject to this policy. A “bona fide gift” is where the transferee agrees in writing to not transfer the securities for a period of 90 days from the date of receipt of the gift.

No “Short Sales” or Transactions in Options or Derivatives Related to Century Securities:

You (and members of your immediate family, others living in your household, and any affiliated entities) are prohibited from engaging in “short sales” or transactions involving puts, calls, straddles, and other types of options in Century securities (other than employee stock options), including hedging, equity swaps and similar derivative transactions, and holding Century securities in a margin account.

No Trading in Securities of Other Companies While in Possession of Inside Information Learned in Your Course of Employment by Century:

“Material non-public information” includes information you receive, in the course of your employment at Century, from a client or third party with the expectation that it will be kept confidential and used solely for business purposes. Trading in the securities of other companies while in possession of this type of “material inside information” can result in the same consequences as in illegal insider trading of Century securities.

You (and members of your immediate family, others living in your household, and any affiliated entities) are prohibited from engaging in transactions involving the securities of other companies if you possess “material non-public information” about the other company that you learned in the course of your employment at Century. You must refrain from trading in the securities of the other company until the “material non-public information” is disclosed publicly.

The purpose of this restriction is not only to protect against liability for a violation of the insider trading laws, but also to facilitate Century’s relationship with its clients and other companies with which it does business.

Consequences of Violating this Policy or the Procedures:

If you violate this Policy or the Procedures, it will be treated very seriously and sanctions, including suspension without pay or dismissal for cause, may be imposed. Of course, if you fail to comply, you also risk substantial personal liability and criminal penalties as outlined above.

Transactions that may be necessary or justifiable for independent reasons (such as a need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

This Policy and Procedures continue to apply to transactions in Century securities even after termination of service to the Company and its subsidiaries. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Century securities until that information has become public or is no longer material.

Certification:

You are required to certify to Century that you have read this Statement of Policy and Procedures concerning “insider trading” and that you will comply with them.

Questions to be Addressed to the Chief Financial Officer of Century:

If you have any questions about your responsibilities under this Statement of Policy and Procedures, or about what you should do in a particular situation, you should discuss it with the Chief Financial Officer of Century. Remember, however, the ultimate responsibility for adhering to this Policy and the Procedures and avoiding improper transactions rests with you.

CERTIFICATION

TO BE SIGNED BY ALL OFFICERS, DIRECTORS, AND

EMPLOYEES OF CENTURY CASINOS, INC.

The undersigned hereby certifies that he or she has read, understands and agrees to comply with Century Casinos, Inc.’s Statement of Policy and Procedures Concerning Insider Trading in the Securities of Century Casinos, Inc.

Date:

Signature:
Name:
Position: